UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF MINNESOTA

In re:

North Atlantic Technologies, Inc.                             Bky. No. 3-96-0526

                      Debtor.                                    Chapter 11 Case

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                     DEBTOR'S AMENDED PLAN OF REORGANIZATION

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      Debtor, North Atlantic Technologies, Inc. ("Debtor") proposes the following Plan of Reorganization pursuant to the provisions of Chapter 11 of the Bankruptcy Code.


                                    ARTICLE I
                                   DEFINITIONS

      For purposes of this Plan, the following terms shall have the respective meanings hereinafter set forth. Any terms contained in this Plan that are not specifically defined shall have the meaning provided for in the Bankruptcy Code, unless the context otherwise requires.

      "Administrative Expense Claim" means a Claim or expense arising or accruing on or after the Filing Date, which is entitled to priority in accordance with ss.ss. 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, all expenses of administration.

      "Allowed Administrative Expense Claim" means an Administrative Expense Claim that is an Allowed Claim.

      "Allowed Claim" or "Allowed Interest" means a Claim or Interest to the extent that:

      (a)   a proof of such Claim or Interest has been

            (i)   timely filed,

           (ii)   deemed filed pursuant to Bankruptcy Code ss. 1111(a),

          (iii)   deemed filed as an outstanding security of Debtor, or

           (iv) late filed with leave of the Court after notice and opportunity for hearing given to counsel for the Debtor and Counsel for the Committee; and

      (b)   (i)   that is not a Contested Claim, or

           (ii)   that is allowed (and only to the extent allowed) by a Final
                  Order.

A Claim asserted by any professionals seeking compensation in connection with this case is an Allowed Claim only to the extent that the Claim is allowed by order of the Court after notice and hearing as provided in the Bankruptcy Code.

      "Bankruptcy Court" or "Court" means this Court, a unit of the United States District Court for the District of Minnesota, or any other court having competent jurisdiction to enter an order confirming the Plan.

      "Claim" means:

      (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed or contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or

      (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

      A Claim that is secured by Collateral is a "Secured Claim" to the extent provided in Bankruptcy Code ss. 506.

      "Claimant" means the holder of an Allowed Claim.

      "Class" means a group of Claims or Interests that are substantially similar to each other, as classified pursuant to this Plan.

      "Collateral" means any property in which the Debtor has an interest and which secures an Allowed Claim.

      "Unsecured Creditors Committee" means the Official Committee of Unsecured Creditors, appointed by the U. S. Trustee.

      "Debenture Trustee" means Norwest Bank N.A.

      "Contested Claim" means an alleged claim against or interest in Debtor listed as disputed, contingent or unliquidated on Debtor's Schedules, or as to which an objection has been timely filed by a party in interest and which objection has not been withdrawn or determined by Final Order of the Court.

      "Debtor" means North Atlantic Technologies, Inc.

      "Effective Date" means the first day of the first full calendar month following the date on which a Final Order confirming this Plan is entered.

      "Filing Date" means February 1,1996.

      "Final Order" means an order of the Court that has not been reversed, stayed, modified, or amended and as to which the time to appeal or to seek review or rehearing has expired. Debtor may elect to waive provisions relating to appeal, review, or rehearing and treat any order of this Court as a Final Order and may distribute and otherwise proceed under this Plan, even if a motion to extend time for appeal or an appeal is pending, unless the order is stayed.

      "Interest" means the equity interest of any shareholder in Debtor.

      "Patents" means the Debtor's interests in Patent Number 4,596,285 dated June 24, 1986 for a Heat Exchanger with Resilient Corner Seals, Patent Number 4,442,886 dated April 17, 1984 for a Floating Plate Heat Exchanger, and Patent No. 4,308,915 dated January 5, 1982 for a Thin Sheet Heat Exchanger.

      "Plan" means this Chapter 11 plan of reorganization as amended or modified.

      "Pre-Petition Claims" means all Claims arising or accruing prior to the Filing Date, including Claims arising from the rejection, after the Filing Date, of executory contracts and unexpired leases.

      "Pro-Rata Share" means, as to a Claimant, the amount determined by multiplying the total amount of the Debtor's payment to a particular Class by a fraction, the numerator of which is the amount of the Claimant's Allowed Claim and the denominator of which is the total amount of all Allowed Claims in that Class.

      "Schedules" means the schedules of assets and liabilities of Debtor on file with the Clerk of Bankruptcy Court for the District of Minnesota, as from time to time amended in accordance with Bankruptcy Rule 1009.

      "Manufacturing Plant" means the following described land situated in Ramsey County, Minnesota, legally described as:

      Parcel 1:
      Lot 3, Block 1, ROSENTHAL ADDITION, lying West of the North-South Quarter line of Section 25, Township 29, Range 23 and except that part overlying Lots 3 and 4, Block 9, Foundry Addition to St. Paul. Lot 1, Block 2, ROSENTHAL ADDITION.

      Parcel 2:
      Lot 3, Block 1, ROSENTHAL ADDITION, according to the recorded plat thereof, and situated in Ramsey County, Minnesota, except that part lying West of the North-South Quarter line of Section 25, Township 29, Range 23 and also except that part overlying Lots 3 and 4, Block 9, Foundry Addition to St. Paul.


                                   ARTICLE II
                      TREATMENT OF CERTAIN PRIORITY CLAIMS

Allowed Claims that are not classified shall be treated as follows:

      (a) Allowed administrative expense claims, except as otherwise classified herein, and including fees of professionals, including the reasonable fees of the Debenture Trustee, shall be paid in full in cash on the Effective Date or as soon as practicable thereafter, or on such other date as the Court may fix, or in the ordinary course of business as the claims mature, or upon such other terms as may be agreed upon by each claimant and Debtor.

      (b) Unpaid post-petition claims incurred in the ordinary course of Debtor's business will be paid as such claims become due, as agreed between each claimant and Debtor, or otherwise in the ordinary course of Debtor's business.

      (c) Executory contracts or unexpired leases that are assumed by Debtor during the Chapter 11 case will be paid according to the terms of the contracts or leases, or according to the terms of any order of the Court approving assumption of such contract or lease or as otherwise provided for in Debtor's Plan.

      (d) Holders of allowed claims specified in Bankruptcy Code ss. 507(a)(7) (certain taxes), other than real estate taxes, will be paid in equal monthly installments commencing on the first day of the first calendar quarter after the Effective Date and continuing through the end of the sixth year after the date of assessment, with interest at the current rate in effect under ss. 6621 of The Internal Revenue Code on the Effective Date.

      (e) Fees payable by Debtor under 28 U.S.C.ss.1930 will be paid in full in cash on the Effective Date.


                                   ARTICLE III
                  TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

1.    CLASS A CLAIMS -- PRIORITY WAGE CLAIMS.

      This class consists of all allowed claims of Debtor's current employees entitled to priority pursuant to Bankruptcy Code ss. 507(a)(3).

      TREATMENT:

      Debtor believes that the only claims in this class relate to unused and unpaid vacation. Allowed claims in this class will be paid by allowing these employees to use their vacation in the ordinary course.

2.    CLASS B CLAIMS - SECURED CLAIM OF FIRST BANK NATIONAL ASSOCIATION.

      This class consists of the Allowed Secured Claim of First Bank National Association ("First"), secured by a valid and perfected first priority lien on Debtor's inventory, equipment, accounts receivable and general intangibles. The approximate amount of the claim is $1,355,000, plus the value of $100,000.00 in certain letters of credit outstanding.

      TREATMENT:

      This Allowed Claim will be paid by:

      a. A term note for $500,000, plus interest at a rate of 175 basis points above First's OneMonth Reserve Adjusted Certificate of Deposit Rate, amortized over 5 years, with monthly payments to be made at the rate of $11,122.22, commencing on the first day of the first month following the Effective Date of the Plan.

           In the event that the interest rate of the bank is less than 12%, and the monthly payment to the bank is less than the amount listed above, the difference in the payment at that rate and the payment listed above will be paid monthly to Willis D.
           Heim by the Debtor as a guarantee fee.

      b. The balance of the Allowed Claim will be paid by a renewed line of credit, which will mature 13 months after the Effective Date of the Plan. The line of credit will be paid by payments of interest at 175 basis points above First's One-Month Reserve Adjusted Certificate of Deposit Rate, plus monthly principal reductions of $25,000.00 commencing May 1, 1996.

           A fee consisting of 4% of the amount of the renewed line of credit, in the amount of approximately $42,200, will be paid to Willis D. Heim, payable by a promissory note which shall mature 90 days after the Effective Date of the Plan of Reorganization, in consideration of Heim's renewal of his personal guaranty of the line of credit note to First.

           An additional 4% of the amount of the renewed line of credit, of approximately $30,200, will be paid to Willis D. Heim, if First agrees to extend its line of credit at the end of the 13 months provided herein.

      c. Upon Confirmation of Debtor's Plan of Reorganization, First will lend an additional $200,000.00 to Debtor, on its line of credit note, which shall be personally guaranteed by Heim.

3.    CLASS C CLAIMS  - SECURED CLAIM OF WDH INVESTMENT CO.

      This Class consists of the Allowed Secured Claim of WDH Investment Co., secured by a valid and perfected first mortgage on Debtor's Manufacturing Plant. The approximate amount of the claim is $492,780.41, as of the date of the filing of Debtor's petition.

      TREATMENT:

      The Allowed Claim will be paid in accordance with the terms of the original mortgage, which provides for interest at the rate of 12%, amortized over 15 years, by payments in the amount of $6,000.84, to be applied to principal and interest at the annual rate of 12%, on the 19th day of each month until June 19, 2000, when the entire unpaid principal and accrued and unpaid interest shall be paid in full.

3.    CLASS D CLAIMS - SECURED CONTINGENT CLAIM OF WILLIS D. HEIM

      This Class consists of the Allowed Secured Contingent Claim of Willis D. Heim which is secured by a valid and perfected lien junior to that of First Bank on Debtor's inventory, equipment, accounts receivable, and general intangibles, and by a first priority lien on debtor's patents. This claim secures reimbursement to Heim for amounts he may be required to pay pursuant to his guaranty of Debtor's obligations to First Bank National Association and all amounts he expends or incurs in connection with enforcement of his security agreement after default, and fees and expenses associated with this case. The amount of the claim is Debtor's indebtedness to First Bank National Association plus Mr. Heim's costs and expenses incurred through the confirmation date.

      TREATMENT:

      The Allowed Claim will be paid only in the event that Debtor defaults on its obligation under this Plan of Reorganization to First Bank National Association.

      In addition to the allowed contingent secured claim, Mr. Heim will be paid a Standby Fee of 30% of the interest payable to First on the line of credit, payable monthly at the same time the payment to the First is made, following confirmation of Debtor's plan of reorganization. The amount of this payment will commence at $2,373.75, assuming a 9% interest rate, and reduce in amount as the principal of the debt reduces the amount of interest to be paid to First.

4.    CLASS E CLAIMS - SECURED CLAIM OF NSP

      This Class consists of the Allowed Secured Claim of NSP, which is secured by lighting fixtures. The approximate amount of the claim is $13,543.00.

      TREATMENT:

      The Allowed Secured Claim will be paid, together with interest at the rate of 9% per annum, in monthly installments of $538.76 until paid in full.

5.    CLASS F CLAIMS  - UNSECURED TRADE CREDITORS

      This Class consists of the claims of Debtor's Unsecured Trade Creditors. The approximate amount of such claims is $350,000.00.

      TREATMENT:

      The Allowed Claims in this Class will be paid 100 percent of the Allowed Claim in full on the Effective Date of the Plan or as otherwise agreed in writing by the Debtor and the creditor.

6.    CLASS G CLAIMS - SUBORDINATED DEBENTURE CLAIMS

      This Class consists of the claims of holders of 12.5% Subordinated Convertible Debentures. The claim consists of the principal amount of the debentures of $1,993,000, together with accrued interest of approximately $177,000, as of February 1, 1996.

      TREATMENT:

      The Allowed Claims of this Class will be paid by converting the debentures into common stock of the Debtor at the rate of 1.0 shares of common stock at no par value for each $1.50 of debenture debt owed by the Debtor. Debenture holders must surrender their debentures to the debtor in order to participate in the plan. Debentures not surrendered within five years after the entry of the order confirming the plan will be canceled, and the owners will receive nothing under the plan.

      In addition, Debtor will issue one share of non-dividend, convertible preferred stock at $0.01 par value for each $100 owed under the Debenture to the Debenture Holder.
      Fractional shares will not be issued.

      Debtor, by action of its Board of Directors, will designate 21,700 of the 2,000,000 undistributed shares authorized by its Articles of Incorporation, as Series A Convertible Preferred Shares (the "Preferred Shares") having a par value of $0.01 per share.

      Upon liquidation, merger or consolidation of the Debtor with another corporation, or the sale of substantially all of the Debtor's assets, the holders of Preferred Shares will be entitled to receive cash, property or securities having a fair market value of up to $25 per share (subject to certain normal and customary adjustments), before the holders of shares of common stock receive any distribution with respect to their shares.

      Each Preferred Share will be convertible into one share of common stock (subject to certain normal and customary adjustments) voluntarily through June 1, 1999, and automatically after June l, 1999. After June 1, 1999, all outstanding Preferred Shares and all rights with respect thereto will cease, and such shares shall become common stock. No holder of Preferred Shares shall have any right, by record of the ownership of Preferred shares, to acquire any securities issued by the Debtor, other than the right to convert Preferred Shares into common stock.

      Holders of Preferred Shares shall have the right to vote their shares on all matters brought before the Debtor's capital shareholders, on a share for share basis with the holders of common stock, with holders of Preferred Shares and holders of common stock voting as if they are one class. Except when voting by class is specifically required under Minnesota Statutes. In addition, holders of Preferred Shares shall have the right to vote as a class on the issuance of additional classes of shares having the same or superior rights on liquidation, or to alter the rights of Preferred Shares. Holders of Preferred Shares will not be entitled to cumulate their votes in the election of members of the Board of Directors or any other matters.

      The Debtor may redeem Preferred Shares at any time prior to a conversion into common stock at $25 per share (subject to certain normal and customary adjustments).

      Dividends will be paid on Preferred Shares only if declared by the Debtor's Board of Directors. There are no mandatory dividends payable, however, no dividend may be declared or paid on common stock unless a comparable dividend (on a share for share basis) is declared or paid on Preferred Shares.

7.    CLASS H - EQUITY INTERESTS

      This Class consists of the Allowed Interests of shareholders of Debtor's common stock as of the Effective Date.

      TREATMENT:

      Each equity holder will be issued one share of common stock of the Debtor in return for the cancellation of 3 shares presently owned by a shareholder. Equity security holders must surrender their shares to the debtor in order to participate under the plan. Shares not surrendered within five years after the entry of the order confirming the plan will be cancelled, and the owners will receive nothing under the plan.


                                   ARTICLE IV
               CLASSES OF CLAIMS AND INTERESTS IMPAIRED UNDER PLAN

      The following classes of claims or interests are unimpaired under this
Plan: Classes A ,C, D and E. All other classes are impaired under the Plan.


                                    ARTICLE V
                               GENERAL PROVISIONS

      (a) Payments under this Plan will be made by check, mailed with first class postage pre-paid, to the claimant at the address listed on its Proof of Claim or, if no proof of claim has been filed by the date of the hearing on confirmation, to the address listed on the Schedules.

      (b) Payments and other distributions under this Plan will be made as soon as practicable on or following the Effective Date, except as otherwise specified in this Plan.

      (c) In the event a payment is returned to Debtor unclaimed, with no indication of claimant's forwarding address, Debtor will hold such payment for a period of six months from the date of return. If not claimed by the claimant by the end of that period, the payment shall become the property of Debtor.

      (d) In the event this Plan is not confirmed under Bankruptcy Code ss. 1129(a), Debtor requests that this Plan be confirmed under Bankruptcy Code ss. 1129(b).

      (e) Retiree Benefits, as that term is defined in Bankruptcy Code ss. 1114, shall continue after the Effective Date for the period Debtor is obligated to provide such benefits.

      (f) Debtor reserves and retains the right after confirmation to pursue any claims against third parties, including preference and fraudulent transfers.

      (g) Debtor shall have the right to prepay any obligation under this Plan without penalty.

                                   ARTICLE VI
                           MEANS FOR EXECUTION OF PLAN

      A.  ARTICLES OF INCORPORATION AND BY LAWS

      Debtor's Articles of Incorporation will be amended on the Effective Date to provide for an increase in the number of authorized shares of Debtor's common stock to accommodate the issuance of stock to the Subordinated Convertible Debenture Holders. In addition, Debtor's Articles and Bylaws shall be amended to include a provision that prohibits the issuance of nonvoting equity securities to the extent required by Section 1123 (a)(6) of the Bankruptcy Code.

      B.   ISSUANCE OF STOCK

      The transfer agent of Debtor's stock, or such other person as Debtor designates, shall issue all shares of stock to be issued under the Plan on the Effective Date or as soon thereafter as is practicable.

      C.   MANAGEMENT AND BOARD OF DIRECTORS

      Debtor's President and Chief Executive Officer after Reorganization shall be Bruce A. Watson. Debtor's Board of Directors shall be John O. Goodwyne, Demetrius G. Jelatis, Louis R. Wagner, Bruce A. Watson. Other officers will include: Stephen D. Banz, Vice President of Sales and Marketing; Michael L. Pringle, Vice President of Manufacturing; and James M. Froemming, Vice President of Engineering.


                                   ARTICLE VII
                                CONTESTED CLAIMS

      No payment shall be made under the Plan with respect to a contested claim, unless estimated by the Court for such purposes, until that claim becomes an allowed claim, by agreement of the parties to any claim disputed or by final order of the Court. As soon as practicable after the allowed claim is established by agreement or final order, Debtor shall pay to the holder of such allowed claim the amount provided in the Plan.

      If a contested claim is contained within a class that is to receive a prorata distribution, Debtor will determine each claimant's prorata share by treating the asserted amount of the contested claim as an allowed claim for purposes of calculating the total of all allowed claims in the class. When all contested claims in the class have been allowed or disallowed by a final order, Debtor will make any additional distribution required because of the disallowance of all or part of any contested claim or claims. Debtor may, at its option, choose to make interim distributions as contested claims are resolved.

                                  ARTICLE VIII
                            REJECTION AND ASSUMPTION
                   OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

      Executory contracts and unexpired leases, unless Debtor brings on a motion to reject or assign a specific lease or executory contract on or before the hearing on confirmation of the Plan, are hereby assumed. Leases to be assumed include, but are not limited to:

      1. Lease Agreement with Southtown Office Park ("Southtown") dated March 7, 1994, for office space located at 8120 Penn Avenue South, Bloomington, Minnesota, which expires April 30, 1997. Monthly rent is $5,850. Willis D. Heim is an affiliate of Southtown.

      2. Lease with Citicorp Dealer Finance for forklift equipment dated September 22, 1993. Monthly payments are $523.43

      3. Lease with Clark Credit Corporation for a Bobcat utility trailer dated November 19, 1993. Monthly payments are $357.67.

      4. Month to Month Lease with The Woodlands Corporation for office space in Houston, Texas. Monthly payments are $260.

      5. Non-exclusive licensing agreement with Lentjes/Lurgi Gruppe AG to market Debtor's products in Germany, subject to Debtor's defenses for prior breach of the agreement by Lentjes/Lurgi Gruppe AG..

      6. Exclusive licensing Agreement with Sumitomo Heavy Industries, Ltd. to market Debtor's products in Japan and non-exclusive agreement in all countries except the United States, Canada, Mexico, South Africa, Australia and Europe.

                                   ARTICLE IX
                  DISCHARGE, RELEASE AND EFFECT OF CONFIRMATION

      Confirmation of this Plan shall constitute a complete waiver and release and satisfaction of all claims and interests of all creditors and shareholders against Debtor except as provided in this Plan. The payments of, distributions to, and other treatments of the claims of all claimants provided for in Article II and III of this Plan shall be deemed to be in complete satisfaction, discharge and release of such Claims. This discharge and release shall include any purported liens, encumbrances or security interest claimed by a claimant or any other entity against property of Debtor or property dealt with by the Plan except such liens as are expressly stated to survive confirmation. On the Effective Date, Debtor shall be restored to its full ownership of and dominion over all property and assets owned by them, which property shall be property dealt with by the Plan, pursuant to Bankruptcy Code ss. 1141(c).

                                    ARTICLE X
                            MODIFICATION OF THIS PLAN

      Debtor may amend or modify this Plan in the manner provided for under Bankruptcy Code ss. 1127(a) or (b). Debtor shall give notice of any proposed modification to Counsel for the Committee and to the United States Trustee and to any other parties designated by the Court. Debtor also reserves the right to make such modifications at any hearings on confirmation as are necessary to permit this Plan to be confirmed under Bankruptcy Code ss. 1129(b).

                                   ARTICLE XI
                             CONTINUING JURISDICTION

      The Court shall retain jurisdiction until this Plan has been fully consummated for the following purposes: classification of the claims of creditors and allowance of the claims of creditors; allowance of claims for damages from the rejection of executory contracts or unexpired leases; determination of all questions and disputes regarding title to the assets of the estate and determination of all causes of actions between Debtor and any other party, including but not limited to any right of Debtor to recover assets pursuant to the provisions of the Bankruptcy Code; any pending litigation, correction of any defect, the curing of any omission or the reconciliation of any inconsistency in this Plan or the order of confirmation as may be necessary to carry out the purpose and intent of this Plan; interpretation and enforcement of the terms of this Plan; shortening or extending, for cause, of any time fixed for doing any act or thing under this Plan; entry of any order, including any injunction, necessary to enforce the title, rights, and powers of Debtor; and entry of an order concluding and terminating this case. The Court may exercise its jurisdiction after notice and hearing or ex parte, as the Court determines to be appropriate.


Dated: March 8, 1996             North Atlantic Technologies, Inc.


                                    By /s/ Bruce A. Watson
                                       Bruce A. Watson
                                       Its President and Chief Executive Officer

/s/ William I. Kampf
William I. Kampf (#53387)
Elizabeth L. Zerby (#119921)
KAMPF & ASSOCIATES, P.A.
901 Foshay Tower
821 Marquette Avenue
Minneapolis, MN  55402
612/339-0522
Attorneys for Debtor

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF MINNESOTA


In re:

North Atlantic Technologies, Inc.                             Bky. No. 3-96-0526

                           Debtor.                               Chapter 11 Case


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                  DEBTOR'S SECOND AMENDED DISCLOSURE STATEMENT

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                                                                            Page

I.       INTRODUCTION ....................................................... 1
II.      NATURE AND HISTORY OF DEBTORS' BUSINESS AND
         EVENTS LEADING TO THE FILING OF THE CHAPTER 11 ..................... 2
         A.  Organization and Operations .................................... 2
         B.  Financial History and Events Leading to Filing of Petition...... 4
         C.  Operations During Chapter 11.................................... 4
III.     CLAIMS AGAINST OTHERS............................................... 5
         A.  Preferences..................................................... 5
         B.  Claims Against Insiders......................................... 5
         C.  Objections to Claims Against Debtor ............................ 5

IV.      DESCRIPTION OF DEBTOR'S PLAN OF REORGANIZATION ..................... 5
         A.  Description and Treatment of Classes of Claims  . .............. 5
         B.  Classes of Claims Impaired Under the Plan . .................... 6
         C.  Executory Contracts and Unexpired Leases  . .................... 6
         D.  Summary of Plan and Means for Execution of the Plan ............ 6
V.       POST-CONFIRMATION OPERATIONS .......................................12
VI.      ALTERNATIVES TO THE PLAN OF REORGANIZATION .........................14
VII.     COMMITTEE OF UNSECURED CREDITORS ...................................15
VIII.    CONFIRMATION STANDARDS .............................................15
IX.      CONCLUSION .........................................................16

EXHIBITS:
         Exhibit A -  Historical Balance Sheet
         Exhibit B -  Current Balance Sheet
         Exhibit C - Cash Flow Projections & Pro Forma Balance Sheet Exhibit D - Liquidation Analysis


                                 I. INTRODUCTION

         North Atlantic Technologies, Inc. ("Debtor") filed a case pursuant to Chapter 11 of the United States Bankruptcy Code on February 1, 1996. Debtor is filing this Disclosure Statement and Plan of Reorganization ("Plan") which have been prepared for the Bankruptcy Court's approval for submission to the holders of claims and interests with respect to Debtor and its assets. Capitalized terms used in this Disclosure Statement shall have the meanings given to them in the Plan or by the Bankruptcy Code unless the context otherwise requires.

         It is beyond the scope of this Disclosure Statement to fully describe the Chapter 11 process. Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. Debtor is protected by the automatic stay provisions of
Section 362 of the Bankruptcy Code while it attempts to restructure its business and presents a plan of reorganization to its creditors and shareholders.

         Debtor's Disclosure Statement is furnished pursuant to Section 1125 of the Bankruptcy Code and is intended to provide all persons known to have claims against Debtor with sufficient information to permit them to make an informed judgment as to their votes to accept or reject the Plan. No representations concerning Debtor, particularly as to its future business operations, the value of its property or the value of any notes or stock to be issued under the Plan, other than those set forth in this Disclosure Statement, are authorized by Debtor.

         ANY REPRESENTATIONS OR INDUCEMENTS MADE TO SECURE YOUR ACCEPTANCE WHICH ARE OTHER THAN THOSE IN THIS DISCLOSURE STATEMENT SHOULD NOT BE RELIED UPON BY YOU IN ARRIVING AT YOUR DECISION, AND ANY SUCH ADDITIONAL REPRESENTATIONS OR INDUCEMENTS SHOULD BE REPORTED TO COUNSEL FOR DEBTOR OR TO THE UNITED STATES TRUSTEE, WHO, IN TURN, SHALL DELIVER THIS INFORMATION TO THE BANKRUPTCY COURT FOR SUCH ACTION AS MAY BE DEEMED APPROPRIATE.

         THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY DEBTOR BUT HAS NOT BEEN INDEPENDENTLY AUDITED. ALL STATEMENTS CONCERNING FINANCIAL DATA ARE MADE IN GOOD FAITH AND ARE INTENDED TO BE AS COMPLETE AND AS ACCURATE AS POSSIBLE WITHIN THESE LIMITATIONS. BANKRUPTCY COUNSEL FOR DEBTOR HAS NOT VERIFIED ANY OF THE INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT.

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

         Definitions of terms used in this Disclosure Statement are provided in
Article 1 of Debtor's Plan of Reorganization, which is submitted herewith.

                                       II.

                     NATURE AND HISTORY OF DEBTOR'S BUSINESS
             AND EVENTS LEADING TO THE FILING OF THE CHAPTER 11 CASE

         A.       ORGANIZATION AND OPERATIONS.

         Debtor designs, manufactures and sells custom heat recovery systems for industrial applications. Founded in the early 1980's, the company based its growth projections and strategic plans on the basis of high energy costs and continued domestic industrial expansion. The company's products are used to recapture heat which is exhausted from industrial processes (e.g. heaters and boilers) as a means to reduce fuel utilization and costs. Debtor is a publicly held corporation with headquarters in Bloomington, Minnesota, and manufacturing facilities in St. Paul, Minnesota. Debtor employs 12 people in its corporate offices and 26 in manufacturing.

         1.       PRODUCT

                  Debtor's product is a patented, non-welded heat exchanger fabricated from a variety of metals to match the requirements of the process conditions. Proprietary rights are held on the manner in which the heat exchanger modules permit expansion and contraction over a large range of operating temperatures. An average system sale is approximately $100,000 with a practical minimum of $10,000. The largest single sale to date is $3.3 million. While relatively small and compact from a competitive perspective, individual modules can weigh up to 45,000 pounds and can reach 18 feet in length, 6 feet in width, and 8 feet in depth.

         2.       MARKET

                  Debtor's market is largely comprised of Fortune 500 industrial accounts, primarily engaged in hydrocarbon processing, (Mobil, Shell), food processing (Archer Daniels Midland, Cargill) and a variety of OEM's providing process heaters, dryers, boilers, and fume incinerators. International sales represent 33 to 50 percent of yearly revenues. Until 1992, nearly all orders were for new installations. At that time, Debtor made some strategic moves to develop a market in retrofit application which now represent 50 percent of Debtor's annual revenues.

                  Debtor's market is extremely cyclical and tends to track energy costs (oil and gas pricing) with about a six-month lag. Order activity is strong in the first and fourth quarters of the year, for installation in quarters two and three. Sales of Debtor's products and systems are dependent on capital expenditures of its prospective clients. The cost of the equipment itself is high ($100,000 average) with an equal amount in estimated installation costs. The cost of loss of production of the client's process usually exceeds this combined total; therefore, purchases and shipments are scheduled to coincide with normal periodic process shutdowns. Debtor's revenues, which were down in 1995 when oil prices dropped to under $15 per barrel, are now improving as oil prices have increased to $19-20 per barrel and gas prices have increased from $2 per million BTU to $3 per million BTU.

                  External factors also affect company sales performance. The delay in the passage of the Clean Air Act in 1993 delayed a number of projects due to uncertainty of potential emissions limits and remediation costs. Currently, the regulatory strength and limits of the Environmental Protection Agency have a large number of capital projects on hold due to governmental inaction and mixed signals.

                  The company has a number of domestic and international competitors. New construction projects tend to be competitive with consequently lower margins than retrofit programs which require closer interaction with end users and highly specific engineering design.

         3.       SALES AND MARKETING

                  Debtor utilizes independent representative organizations both domestically and internationally. Debtor has a Vice President of Sales, and two regional managers to provide support and guidance to these organizations. Commissions are paid only on orders received.

                  Debtor's order cycles are 3 to 18 months after a project is identified. Approximately 70 percent of the engineering effort required for each project must be done at the proposal stage. Debtor does 400 to 500 proposals per year, 80 percent of which either don't materialize or are indefinitely postponed. Since each prospective sale is for custom designed units, Debtor must maintain a staff of several engineers to support proposal activities.

                  Industrial standards for Debtor's product enjoy progress billings on the normal basis of 20 percent of contract value upon submittal of drawings, 40 percent upon receipt of major materials, and 40 percent upon shipment of product. Debtor pays its bills in 45 days and is generally current with all trade vendors. Material purchases are on a per project basis and therefore inventory is kept at a minimum.

         4.       MANUFACTURING

                  In the initial years, Debtor outsourced all manufacturing to subcontractors. This practice became cost prohibitive and an inhouse manufacturing operation began in 1988. This action improved both cost and quality. Debtor leased its manufacturing facility until 1994 when the owners of the property put the facility on the market for sale. Debtor, which had no particular desire to own as opposed to lease, was essentially forced to purchase the property as no acceptable alternatives could be found. Debtor has the capability to perform a number of heavy metal fabrication functions for other suppliers as well as for itself.

         B.       FINANCIAL HISTORY AND EVENTS LEADING TO FILING OF PETITION.

         Debtor has been generally unprofitable since its inception. During the past 6 years, it has enjoyed some good years (1989, 1991, 1992). Debtor would have been profitable in 1994 except for a disputed warranty claim, the effects of which are still in negotiation. Sales increased from normally $1 to $2 million per year to as much as $8 million. However, during this same period, Debtor has operated with a staggering debt load of approximately $500,000 per year in interest payments. In 1995, Debtor had over $9 million in "soft order commitments" that were postponed. This caused Debtor's manufacturing operation to essentially shut down for much of 1995. Several of these projects have now been reactivated and order activity and production are increasing rapidly in 1996.

         Beginning in 1988, Willis D. Heim, an investor, has personally guaranteed Debtor's line of credit at First Bank National Association ("First"). Mr. Heim is a former member of the Board of Directors, is Debtor's largest shareholder, and a debenture holder.

         Debtor lost its NASDAQ listing a number of years ago and is a designated security. Debtor has no market makers and little or no trading in its stock. There are approximately 207 shareholders of the Debtor owning approximately 3,300,000 outstanding shares. Immediately prior to the filing of Debtor's petition 750,000 shares were purchased by Bruce A. Watson, and 150,000 shares were issued to Michael L. Pringle in consideration of $.01 per share, and an agreement of each of them to continue employment with Debtor for not less than 5 years.

         Debtor has issued Subordinated Convertible Debentures in the face amount of $1,993,000 paying 12.5% interest semi-annually, convertible into an aggregate of 398,600 common shares at $5.00 per share. There were approximately 117 debenture holders of record as of December 31, 1995. The Debentures matured on November 15, 1995.

         Debtor increased its line of credit with First, from $1.2 million to $1.45 million, in March of 1995. The Twelfth Amendment dated October 31, 1995, to the initial Credit Agreement expired on January 2, 1996.

         Debtor was not able to generate sufficient cash flow to meet its debenture repayment. On November 15, 1995, Debtor defaulted on the payment to its $1,993,000.00 12.5% Subordinated Convertible Debentures.

         Through careful cash management, Debtor has managed to keep current on trade credit, and interest payments on its debentures for more than 9 years. Debtor's historical and most recent balance sheets are attached as Exhibits A and B.

         C.       OPERATIONS DURING CHAPTER 11.

         During the pendency of this Chapter 11, Debtor's management as it existed pre-petition has operated its business. This Plan of Reorganization is being filed simultaneously with the Debtor's Petition, so there is no history of operations during the pending Chapter 11.

         1.       Retention of Professionals.

                  Debtor has applied for the retention of several professionals. William I. Kampf and Kampf & Associates, P.A. are Debtor's bankruptcy counsel. Debtor has applied to retain Randy Sparling and Frommelt & Eide, Ltd. as special counsel for corporate and securities matters. Debtor has applied to retain DeLoite and Touche as its accountants.

         2.       Bar Date.

                  Debtor will apply to the Court to set a bar date for the filing of claims within 60 days of Notice of the filing of Debtor's Petition.

                                      III.
                              CLAIMS AGAINST OTHERS

         Claims against others may include preferences, fraudulent conveyances, voidable transactions, and any other transaction giving rise to actions by Debtor against third parties.

         A.  PREFERENCES.

         Debtor does not believe there are any claims of preferences. Prior to the filing of the case, Debtor paid its bills on a current basis. Debtor has reviewed its records for insider preferences and does not believe that there are any causes of action against insiders.

         B.  CLAIMS AGAINST INSIDERS.

         Debtor granted a mortgage to WDH Investments Co. ("WDH"), an entity wholly owned by Willis D. Heim, Debtor's major shareholder, during the year prior to the filing of the case. WDH provided $500,000 in cash to the Debtor in exchange for the mortgage. Debtor does not believe this transfer creates a claim against WDH.

         C.  OBJECTIONS TO CLAIMS AGAINST DEBTOR.

         Lentjes/Lurgi Gruppe AG, is Debtor's licensee in Germany. It has asserted a claim against the Debtor in excess of $700,000, which is disputed by the Debtor. This claim is subject to a counterclaim by the Debtor of more than $900,000, and Debtor believes it will be eliminated by claim litigation.

                                       IV.
                 DESCRIPTION OF DEBTOR'S PLAN OF REORGANIZATION

         A.       DESCRIPTION AND TREATMENT OF CLASSES OF CLAIMS.

         The designation of classes of claims and the treatment of both classified and unclassified claims is detailed in Debtor's Plan.

         B.       CLASSES OF CLAIMS IMPAIRED UNDER THE PLANS.

         Classes A, C, D and E are unimpaired. All other classes are impaired under the Plan. A claim or interest is impaired unless the provisions of the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder of such claim or interest, or cures any contractual default and compensates the holder for any damages incurred as a result of the claimant's reasonable reliance on defaulted provisions, and does not otherwise alter the legal, equitable, or contractual rights of the holder..

         C.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

         All executory contracts and unexpired leases will be assumed by Debtor at confirmation, unless previously assumed or rejected by the Debtor pursuant to court order. These contracts and unexpired leases include but are not limited to:

                  1. Lease Agreement with Southtown Office Park ("Southtown") dated March 7, 1994, for office space located at 8120 Penn Avenue South, Bloomington, Minnesota, which expires April 30, 1997. Monthly rent is $5,850. Willis D. Heim is an affiliate of Southtown.

                  2. Lease with Citicorp Dealer Finance for forklift equipment dated September 22, 1993. Monthly payments are $523.43

                  3. Lease with Clark Credit Corporation for a Bobcat utility trailer dated November 19, 1993. Monthly payments are $357.67.

                  4. Month to Month Lease with The Woodlands Corporation for office space in Houston, Texas. Monthly payments are $260.

                  5. Non-exclusive licensing agreement with Lentjes/Lurgi Gruppe AG to market Debtor's products in Germany, subject to Debtor's defenses for prior breach of the agreement by Lentjes/Lurgi Gruppe AG..

                  6. Exclusive licensing Agreement with Sumitomo Heavy Industries, Ltd. to market Debtor's products in Japan and non-exclusive agreement in all countries except the United States, Canada, Mexico, South Africa, Australia and Europe.

         D.       SUMMARY OF PLAN AND MEANS FOR EXECUTION OF THE PLAN.

         1.       Introduction.

                  Debtor's plan is based on the continued operations of the business. Debtor's projections for future operations are attached as Exhibit C. Under Debtor's Plan of Reorganization, all of the resources of the Debtor will be utilized to generate the funds to make the payments under the Debtor's Plan of Reorganization.

         2.       Unclassified Claims.

                  Unclassified Claims, which include Claims of the kind specified in Section 507(a)(1) (Administrative Expense Claims) and
         Section 507(a)(8) of the Bankruptcy Code (Certain Taxes), will be satisfied as follows:

                  a. Expenses incurred in the ordinary course of business, including inter alia, fees of the Debenture Trustee, during the Chapter 11 case will be paid as due or as the holders of these Claims and Debtor otherwise agree.

                  b. Parties to executory contracts or unexpired leases that are assumed by Debtor during the Chapter 11 case will be paid according to the terms of the contracts or leases or by the terms of any orders of the Court approving the assumption of the contracts or leases, or as the parties to the contracts or leases shall otherwise agree.

                  c. Holders of other Claims specified in ss. 507(a)(1) of the Bankruptcy Code, including fees or attorneys of the Debtor or any Official Committee, accountants for the Debtor, financial consultants for the Debtor, or other professionals retained on application to the court, and administrative fees of the U.S. Trustee's office shall be paid in full on the Effective Date, except as the holders may otherwise agree in writing.

                  3. Fees for professionals through confirmation are estimated at $40,000.00 for bankruptcy counsel Kampf & Associates, P.A., of which approximately $5,000 is held by Kampf & Associates as a retainer. Other fees may be incurred by special counsel, accountants, and by any attorney hired by the Committee of Unsecured Creditors.

                  a. Debtor believes that it is current on all tax claims to the Internal Revenue Service, and the State of Minnesota. To the extent that any claims are outstanding as of the date of the filing of Debtor's petition, such claims will be paid in within 30 days of the Effective Date.

         4.       Classified Claims

                  a.       Class A Claims - Priority Wage Claims.

                  This Class consists of all Allowed Claims of Debtor's employees entitled to priority pursuant to Bankruptcy Code ss. 507(a)(3). Debtor believes that the only claims in this class are those for accumulated vacation benefits of its employees, which will be paid in the ordinary course of its business as employees elect to utilize these benefits.

                  b.       Class B Claims - Secured Claim of First.

                  This Class consists of the Allowed Claim of First, secured by a lien upon Debtors inventory, equipment, accounts receivable and general intangibles. The Allowed Amount of this claim is $1,350,000.00, principal and accumulated interest of $5,000 as of January 23, 1996, at the rate of 175 basis points above First's One-Month Reserve Adjusted Certificate of Deposit Rate. This Allowed Claim will be paid by:

                  (1) A term note for $500,000, plus interest at a rate of up to 12% per annum, amortized over 5 years, with monthly payments of $11,222.22, commencing on the first day of the first month following the Effective Date of the Plan.

                           In the event that the interest rate of the bank is less than 12%, the difference between the payment at that rate and the payment listed above will be paid to Willis D. Heim as a guarantee fee.

                  (2) The balance of the Allowed Claim will be paid by a renewed line of credit, which will mature 13 months after the Effective Date of the Plan. The line of credit will be paid by payments of interest at 175 basis points above First's One-Month Reserve Adjusted Certificate of Deposit Rate, plus monthly principal reductions commencing May 1, 1996.

                           A fee consisting of 4% of the amount of the renewed line of credit, in the amount of approximately $42,200, will be paid to Willis D. Heim, payable by a promissory note which shall mature 90 days after the Effective Date of the Plan of Reorganization, in consideration of Heim's renewal of his personal guaranty of the line of credit note to First.

                           An additional 4% of the amount of the renewed line of credit, of approximately 30,200, will be paid to Willis D. Heim, if First agrees to extend its line of credit at the end of the 13 months provided herein.

                  (3) Upon Confirmation of Debtor's Plan of Reorganization, First will lend an additional $200,000.00 to Debtor, on its line of credit note, which shall be personally guaranteed by Heim.

         c.       Class C Claims - Secured Claim of WDH Investments Co.

                  This Class consists of the claim of WDH, which is wholly owned by Willis D. Heim, who is a former member of the Board of Directors of Debtor and its largest shareholder. This Claim is in the amount of approximately $492,780, as of the date of the filing of Debtor's petition, secured by a first mortgage on Debtor's Manufacturing Plant at 500 Como Avenue, St. Paul, Minnesota. This mortgage was granted on June 16, 1995 in return for $500,000 lent to Debtor by WDH contemporaneously with the granting of the mortgage. The Allowed Amount of this claim will be paid according to the terms of the agreement, which call for 12% interest, payments amortized over 15 years, by payments of $6,000.84 per month until June 19, 2000, at which time the principal and accumulated interest will be paid in full. Debtor will refinance the building at the time of the maturation of the WDH mortgage note.

          d.      Class D Claims - Secured Claim of Willis D. Heim

                  This Class consists of the Allowed Secured Contingent Claim of Willis D. Heim, pursuant to an Accommodation Security Agreement, which includes payment of any expenses incurred by Heim in enforcing his security interest, dated April 13, 1990, which is secured by Debtor's inventory, equipment, accounts receivable, Debtor's Patents and general intangibles, to secure Mr. Heim's guaranty of Debtor's debt to First. The Holder of the Allowed Secured Contingent Claim will be paid only in event of default on Debtor's obligation to First.

                  Because of Mr. Heim's personal guarantee of the Debtor's debt to First, Debtor has been able to obtain an interest rate which is presently below the Bank's prime rate of interest. This interest rate is of great value to the Debtor, and because of Heim's willingness to guarantee the debt and obtain this favorable interest rate, Debtor has agreed to pay a "guarantee fee" which consists of the payments described in the provisions of the payment of the claim in Class B above.

                  In addition to the allowed contingent secured claim, Mr. Heim will be paid a Standby Fee of 30% of the interest payable to First on the line of credit, payable monthly at the same time the payment to the First is made, following confirmation of Debtor's plan of reorganization. The amount of this payment will commence at $2,373.75, assuming a 9% interest rate, and reduce in amount as the principal of the debt reduces the amount of interest to be paid to First. Mr. Heim will also be paid his attorneys fees and expenses and Standby Fee during the Chapter 11 as an administrative expense of the bankruptcy case.

         e.       Class E Claims - Secured Claim of NSP

                  This Class consists of the Allowed Secured Claim of NSP, which is secured by lighting fixtures. The approximate amount of the claim is $13,543.00. The Allowed Secured Claim will be paid, together with interest at the rate of 9% per annum, in monthly installments of $538.76 until paid in full.

         f.       Class F Claims - General Unsecured Trade Creditors

                  This Class consists of all allowed unsecured Claims not entitled to priority that are not classified elsewhere and have not elected to be treated under any other class under the Plan. Debtor estimates total claims in the Class of approximately $350,000. The Allowed Claims of Trade Creditors will be paid in full on the Effective Date of the Plan, or as otherwise agreed upon by the Debtor and the creditor.

         g.       Class G Claims - Claims of Subordinated Convertible Debenture
                  Holders

                  This Class consists of the Allowed Claims of Subordinated Convertible Debenture Holders. The claim consists of the principal amount of the debentures of $1,993,000, together with accrued interest of approximately $177,000. The Allowed Claims of this Class will be paid by converting the debentures into common stock of the Debtor at the rate of 1.0 shares of common stock at no par value for each $1.50 of debenture debt owed by the Debtor. No fractional shares will be issued. Common stockholders have no pre-emptive or preferential rights, and cumulative voting is not allowed by the Debtor's By-Laws. Debenture holders must surrender their debentures to the debtor in order to participate in the plan. Debentures not surrendered within five years after the entry of the order confirming the plan will be canceled, and the owners will receive nothing under the plan.

                  In addition, Debtor will issue one share of non-dividend, convertible preferred stock at $0.01 par value for each $100 owed under the Debenture to the Debenture Holder. Fractional shares will not be issued.

                  Debtor, by action of its Board of Directors, will designate 21,700 of the 2,000,000 undistributed shares authorized by its Articles of Incorporation, as Series A Convertible Preferred Shares (the "Preferred Shares") having a par value of $0.01 per share.

                  Upon liquidation, merger or consolidation of the Debtor with another corporation, or the sale of substantially all of the Debtor's assets, the holders of Preferred Shares will be entitled to receive cash, property or securities having a fair market value of up to $25 per share (subject to certain normal and customary adjustments), before the holders of shares of common stock receive any distribution with respect to their shares.

                  Each Preferred Share will be convertible into one share of common stock (subject to certain normal and customary adjustments) voluntarily through June 1, 1999, and automatically after June l, 1999. After June 1, 1999, all outstanding Preferred Shares and all rights with respect thereto will cease, and such shares shall become common stock. No holder of Preferred Shares shall have any right, by reason of the ownership of Preferred shares, to acquire any securities issued by the Debtor, other than the right to convert Preferred Shares into common stock.

                  Holders of Preferred Shares shall have the right to vote their shares on all matters brought before the Debtor's capital shareholders, on a share for share basis with the holders of common stock, with holders of Preferred Shares and holders of common stock voting as if they are one class. Except when voting by class is specifically required under Minnesota Statutes. In addition, holders of Preferred Shares shall have the right to vote as a class on the issuance of additional classes of shares having the same or superior rights on liquidation, or to alter the rights of Preferred Shares. Holders of Preferred Shares will not be entitled to cumulate their votes in the election of members of the Board of Directors or any other matters.

                  The Debtor may redeem Preferred Shares at any time prior to a conversion into common stock at $25 per share (subject to certain normal and customary adjustments).

                  Dividends will be paid on Preferred Shares only if declared by the Debtor's Board of Directors. There are no mandatory dividends payable, however, no dividend may be declared or paid on common stock unless a comparable dividend (on a share for share basis) is declared or paid on Preferred Shares. There are no other Preferred Shares presently outstanding. As a result of the treatment of equity security holders in Class H, the holders of the debentures will own approximately 55% of the equity in the Debtor. The terms of this Plan with regard to this class were negotiated with ASKAR, Inc., the underwriter for the debentures.

                  Debtor's major shareholder, Willis D. Heim owns $25,000 in debentures, Demetrius Jelatis, a director of the Debtor, owns $100,000 in debentures, and Graceanne Deters, the wife of a former office of Debtor, William Deters, owns $25,000 debentures. These holdings consist of 7.5% of the class of Subordinated Convertible Debenture Holders.

                  In the event the members of Class G do not accept the Debtor's Plan of Reorganization, the plan will be withdrawn by the Debtor.

         h.       Class H Claims - Interests of Equity Security Holders

                  This Class consists of the interests of equity security holders of the Debtor. There are approximately 3,400,000 shares outstanding as of January 26, 1996. Each equity holder will be issued one share of common stock of the Debtor in return for the cancellation of 3 shares presently owned by a shareholder. Equity security holders must surrender their shares to the debtor in order to participate under the plan. Shares not surrendered within five years after the entry of the order confirming the plan will be canceled, and the owners will receive nothing under the plan.


                  Equity Security Holders of record as of the date of the entry of the order approving the disclosure statement, will receive a copy of Debtor's Plan of Reorganization and Disclosure Statement at their address of record and be allowed to vote to accept or reject Debtor's Plan of Reorganization.

                     EFFECT OF CLASS G AND CLASS H TREATMENT


PRE-CONFIRMATION          Common Stock       Debentures      Preferred Stock

  Shareholders            3,400,000
(Class H)
  Debenture Holders                          $1,993,000
(Class G)
POST-CONFIRMATION
  Shareholders            1,133,333
(Class H)
  Debenture Holders       1,446,666          0               21,700
(Class G)
Total                     2,579,999          0               21,180

         Debtor is authorized to issue 5,000,000 shares of stock. No new registration is required for the issuance of the shares provided for in this Plan of Reorganization, which are issued under an exemption from state and federal securities laws contained in section 1145 of the Bankruptcy Code. It is Debtor's hope in the future to be listed on the NASDAQ exchange. This is not feasible at the present time.

         This Disclosure Statement will be distributed to the nominee holders of Debtor's securities, with provisions that sufficient copies will be provided to each nominee holder for distribution to all equity security holders of record upon the date of the order approving this Disclosure Statement upon request.


                                       V.
                          POST-CONFIRMATION OPERATIONS

         Debtor has long recognized that it needs additional products, and has investigated a number of opportunities for acquisition, joint venture, and potential sale. Due in large part to its balance sheet and debt service levels, Debtor has not been able to develop the financing via cash or equity to successfully bring these investigations to fruition.

         Debtor believes that a successful restructuring of the balance sheet with a debt for equity conversion, combined with a successful 1996 will dramatically improve the company balance sheet and permit further diversification, or a profitable sale of the Debtor, and of return to its stakeholders. Reduced debt service through the elimination of the debentures will reduce company debt service by $250,000 per year and hopefully eliminate the need for further cash infusions to cover working capital.

         Debtor will continue the operations of its business as it was managed prepetition. The resources of the Debtor will be utilized to make the payments called for under its Plan of Reorganization. Debtor is current with reports it is required to file with the Securities and Exchange Commission, including 10-K and 10-Q reports, and intends to meet its obligations under the federal securities laws.

         Debtor's operations will be conducted by its present directors and officers:

         John O. Goodwyne           Director

                  Mr. Goodwyne has been employed as President of J.N. Johnson Sales and Service, Inc., of which he is the sole shareholder, since 1974. J. Johnson Service, Inc., with offices in Minneapolis, Minnesota, is engaged in the distribution and servicing of fire extinguishing equipment, primarily in the state of Minnesota.

         Demetrius G.Jelatis        Director

                  Mr. Jelatis was employed by Central Research Laboratories, Inc., as a Vice President and Director of Research from 1945 until September 1984, when he retired from full-time employment. Central Research Laboratories, Inc., is engaged in the design and manufacture of specialized scientific instruments in Red Wing, Minnesota.

         Louis R. Wagner            Director

                  Mr. Wagner has been Chairman of the Board since December 1988. He also served as the Chief Executive Officer of Debtor from December 1988 until March 1989. Mr. Wagner was employed by Honeywell, Inc., Minneapolis, Minnesota, which is engaged in the design, development, production and marketing of avionics systems, from 1949 until June 1987, when he retired from full-time employment. Mr. Wagner served as Director of Special Projects, Avionics Systems Group of Honeywell, Inc. from 1984 until his retirement, and was responsible for the development and management of the Avionics Systems Group's marketing plans in Japan, the United Kingdom and Germany.

         Bruce A. Watson            Director, President and Chief
                                        Executive Officer

                  Mr. Watson has been the President and Chief Executive Officer of Debtor since March 1989. From August 1987 until December 1988, Mr. Watson was the Vice President and General Manager of Tol-O-Matic, Inc., located in Minneapolis, Minnesota and engaged in the design, manufacture and marketing of mechanical and pneumatic fluid power and power transmission products for original equipment manufacturers. From August 1978 until August 1987, Mr. Watson was employed by Rosemount, Inc., located in Eden Prairie, Minnesota, and was its Director of International Sales and Marketing from 1980 until August 1987. Rosemount, Inc. is a manufacturer of measurement and control devices for industry and the commercial and military aerospace industry.

         Stephen D. Banz            Vice President of Sales and Marketing

                  Mr. Banz has been the Vice President - Sales and Marketing of the Debtor since January 1993. Mr. Banz was Manager of Sales and Marketing of the Debtor from October 1989 until January 1993. From May 1987 to August 1989, Mr. Banz was the Sales Manager of Enkotec, Inc., a manufacture of nail-making machines located in Middleburg, Ohio.

         Michael L. Pringle         Vice President of Manufacturing

                  Mr. Pringle has been the Vice President of Manufacturing of the Debtor since January 1993. From November 1986 until January 1993, Mr. Pringle was Manager of Manufacturing of the Company. He was a principal shareholder and Vice President of North Atlantic Technologies Engineering, Inc. ("NATE") from September 1983 until December 1985. NATE, which terminated its business in December 1985, was located in Calgary, Alberta, Canada and installed the OCAP heat exchanger. NATE was not an affiliate of the Debtor.

         James M. Froemming         Vice President of Engineering

                  Mr. Froemming has been the Debtor's Vice President of Engineering since February 1995. He was a principal in the engineering consulting firm of HRSG Engineering, Inc., located in Minneapolis, Minnesota, from April 1994 until February 1995. From August 1986 to March 1994, he served as the Marketing Manager of Deltak Corporation, located in Minneapolis, Minnesota, and engaged in the design and manufacture of waste heat boilers.

                                       VI.
                   ALTERNATIVES TO THE PLAN OF REORGANIZATION

         The Plan should be viewed in light of another alternative, conversion of the reorganization proceeding to a liquidation proceeding under Chapter 7 of the Bankruptcy Code. In liquidation, most of the assets of Debtor would be paid to the secured creditors. IN LIQUIDATION, ASSETS AVAILABLE AFTER PAYMENT OF SECURED CLAIMS AND ADMINISTRATIVE EXPENSE CLAIMS AND TAXES INCURRED AS A RESULT OF LIQUIDATION, WOULD NOT ALLOW DEBTOR TO MAKE ANY PAYMENT TO UNSECURED CREDITORS. THIS WOULD RESULT IN UNSECURED CREDITORS GETTING PAID APPROXIMATELY O PERCENT OF THEIR CLAIMS UPON LIQUIDATION OF THE ASSETS. SUBORDINATED DEBENTURE HOLDERS WOULD RECEIVE O PERCENT OF THEIR CLAIMS. A copy of Debtor's liquidation analysis is attached as Exhibit D. The values of Debtor's assets on the liquidation analysis were arrived at by appraisal of the assets by William A. Cushman, MAI, of Appraisal Research Associates, Ltd. (real property) and Terry Carr, Mark VI Machine Tool, Inc. and Gerald Brokaw, Plant Machinery & Equipment, Inc.. This analysis indicates that in liquidation all of the proceeds of liquidation would go to pay the secured creditors, First, and WDH Investments, and the expenses of administration of the bankruptcy case.

                                      VII.
                        COMMITTEE OF UNSECURED CREDITORS

         A Committee of Unsecured Creditors has been appointed by the Office of the United States Trustee. Members of the Committee are Steve Olson, Barry Sewall Industrial Supply; Paul Staker, Keelor Steel; and Jim Rinn, Central Steel & Wire Co.

                                      VIII.
                             CONFIRMATION STANDARDS

         Before confirmation, the Court must determine whether the Plan has been accepted by the holders of claims in each class considered "impaired" by the Plan. For a class of claims to accept the Plan, an affirmative vote must be cast by those that vote at least two-thirds in amount and more than fifty percent in number of allowed claims.

         For a class of interests to accept the Plan, an affirmative vote of at least two-thirds in amount of allowed interests must be cast by those who vote.

         The purpose of this Disclosure Statement is to provide the holders of such claims and interests with adequate information about Debtor and its Plan so that they can make an informed judgment about the Plan's merits. It is possible that the Bankruptcy Court's order approving the Disclosure Statement and setting the date of the confirmation hearing may set a deadline date by which ballots must be filed with the clerk of Bankruptcy Court which is earlier than the date of the confirmation hearing. Creditors may vote on the Plan by filling out and mailing the accompanying Ballot to the Bankruptcy Court, or, IF the deadline date by which ballots must be filed allows, they may attend the hearing and present the Ballot in person prior to the time set by the Bankruptcy Court. Pursuant to Bankruptcy Rules 3001 to 3003, claims will be allowed to the extent listed in the Schedules of Debtors, unless scheduled as disputed, contingent or unliquidated or unless a timely proof of claim is filed.

         As a creditor, your vote is important. The Plan can be confirmed by the Bankruptcy Court IF it is accepted by the holders of two-thirds in amount and more than one-half in number of the claims in each class voting on the Plan. In the event that one or more classes reject the Plan, the Bankruptcy Court may nevertheless confirm the Plan IF the Bankruptcy Court finds that the Plan accords fair and equitable treatment to the class rejecting it. This means that, pursuant to 11 U.S.C. ss. 1129(b), the Plan may be confirmed even IF a class of claims or interests rejects the Plan so long as the Plan provides that, with respect to each class of unsecured claims, (1) each holder of a claim or interest in the rejecting class receives the value of that claim or interest; or
(2) no holder of a claim or interest junior to those held by members of the rejecting class will receive or retain something under the Plan.

With regard to the equity security holders of this Debtor, they must receive the liquidation value of their interest.

                                       IX.
                                   CONCLUSION

         Debtor believes that acceptance of the Plan is in the best interest of all parties. Debtor urges all holders of claims and interests to vote in favor of the plans.



Dated: March 13, 1996           North Atlantic Technologies, Inc.


                                By /s/ Bruce A. Watson
                                       Bruce A. Watson
                                       Its President and Chief Executive Officer



/s/ William  I. Kampf
William  I. Kampf (#53387)
Elizabeth L. Zerby (#119912)
KAMPF & ASSOCIATES, P.A.
901 Foshay Tower
821 Marquette Avenue
Minneapolis, Minnesota 55402
(612) 339-0522

Attorneys for Debtor